Highlands Bankshares, Inc. Board of Directors Announces New Appointment

ABINGDON, Va., July 19, 2017 -- Highlands Bankshares, Inc. (OTCQX: HLND) announced that Charles D. "Chuck" Meade III has been elected to the Board of Directors of the company and its subsidiary bank, Highlands Union Bank. This appointment, along with the recent appointment of Rob Moser and Sutton Bacon, will fill vacancies created by the retirement of one board member and the death of two board members.
Mr. Meade is the President of Meade Tractor located in Bristol, Tennessee. As one of the largest John Deere dealerships in the U.S. - Chuck has led the expansion of Meade’s John Deere Construction and Agriculture dealerships to their current 22 locations throughout Kentucky, North Carolina, Tennessee and Virginia.
A native of Wise County, Virginia, Chuck graduated from Virginia Tech’s Pamplin College of Business where he majored in Finance. He serves on the Board of Directors for the John Deere Construction Dealer Association. Chuck resides in Johnson City, Tennessee.
"We are pleased to welcome Chuck to the Highlands team," said Dr. James Moore, Jr., Chairman of Highlands Bankshares. "I am grateful for our founding board members who had the entrepreneurial spirit to form our company over thirty years ago and perseverance to successfully lead it through the Great Recession. Our Board of Directors has followed a well thought out process over the last year to identify the characteristics of the board’s next generation. Key to our search was identifying candidates with a demonstrated ability in creating significant shareholder value by significantly scaling unique businesses in a disciplined manner. As we work to capitalize on our improved growth prospects, we look forward to the input and guidance Chuck will bring from the challenges and experiences he has faced in building his highly successful business."

About Highlands
Highlands provides a relationship-based and highly personal banking experience too small to mid-sized private businesses and professionals. Focused on providing value to each and every customer, Highlands delivers banking services through highly skilled employees, digital channels, as well as 16 offices located in North Carolina, Eastern Tennessee, and Southwest Virginia.

Contact:
Tim Schools
Chief Executive Officer
Highlands Bankshares, Inc.
276-429-3000